027 California Tax Exempt Income Fund, annual report
09/30/08

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53A	For the year ended September 30, 2008 Putnam Management has
assumed $3,291 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	Class A		77,723
		Class B		 2,367
		Class C		   988

72DD2	Class M		   187
		Class Y		   262



72EE1 	Class A		 8,331
		Class B		   321
		Class C		   107

72EE2	Class M		    22



73A1		Class A		0.341921
		Class B		0.291046
		Class C		0.280511

73A2		Class M		0.318295
		Class Y		0.268897

74U1		Class A		 228,190
		Class B		   6,761
		Class C		   4,730

74U2		Class M		     598
		Class Y		   1,466

74V1		Class A		     7.30
		Class B		     7.29
		Class C		     7.33

74V2		Class M		     7.28
		Class Y			7.31

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Exhibit 77 I

Creation of additional class of shares
The Putnam California Tax Exempt Income Fund added Class Y shares effective January 2, 2008.